Exhibit 10.1.9

COSTCO WHOLESALE CORPORATION

SECOND RESTATED 2002 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Non-Executive Director

1. Grant of Stock Units. Subject to the terms and conditions of this Agreement and of the Costco Wholesale Corporation Second Restated 2002 Stock Incentive Plan (the “Plan”), a copy of which can be found in Appendix A to the Company’s December 2005 Proxy Statement or by written or telephonic request to the Financial Planning Department, the recipient (the “Director”) is granted Stock Units covering the number of shares of Company common stock (the “Shares”) specified in the Notice of Grant of Award (the “Notice”) to which this Agreement is attached.

2. Vesting Schedule. Subject to the Director’s not experiencing a Termination during the vesting schedule, and subject to Section 4 below, the interest of the Director in the Stock Units shall vest and Shares will be issued on the schedule set forth in the Notice.

3. Benefit Upon Vesting. Upon the vesting of the Stock Units plus one business day, and subject to Section 6 below, the Director shall be entitled to receive and the Company shall issue to the Director, a number of Shares having an aggregate Fair Market Value equal to the number of Stock Units that have vested on the applicable vesting date multiplied by the Fair Market Value (as defined in the Plan) of a share on the date on which such Stock Units vest.

4. Restrictions; Lapse of Restrictions.

(a) Except as otherwise provided for in this Agreement, the Stock Units or rights granted hereunder may not be sold, pledged or otherwise transferred. The period of time between the date hereof and the date the Stock Units become fully vested is referred to herein as the “Restriction Period.”

(b) Except as otherwise provided for in this Agreement, if the Director’s relationship with the Company is terminated at any time for any reason (including as a result of the Director’s Disability prior to the lapse of the Restriction Period), all Stock Units granted hereunder that have not vested by such termination date and that are held by the Director as of such date shall be forfeited by, and no further rights shall accrue to, the Director.

(c) Notwithstanding anything else to the contrary contained in Sections 2 and 4(b) above, the Stock Units shall be treated as fully vested upon and effective as of the Director’s Termination as to (i) the number of Stock Units which have otherwise vested on or prior to the Termination Date, plus (ii) the Pro Rata Number (as defined below) of additional Stock Units that would have become vested (but for the Termination) on the vesting date set forth in the Notice that next follows the Termination date. The “Pro Rata Number” shall be equal to (A) the additional number of Stock Units that would have become vested (but for the Termination) on the vesting date next following the Termination date, multiplied by (B) a fraction, the numerator of which shall be the number of days from the last vesting date immediately preceding the Termination date and the denominator of which shall be 365, rounded down to the nearest whole Share. In addition, in the event of the Director’s death during the Restriction Period then the Stock Units shall fully vest upon the date of death and the Shares shall be issued to the Director’s estate in settlement thereof thirty days following the date of death.

5. No Shareholder Rights. Stock Units represent hypothetical shares of Stock. During the Restriction Period, the Director shall not be entitled to any of the rights or benefits generally accorded to shareholders.

6. Taxes. Director acknowledges and agrees that the ultimate liability for any or all income tax, social security, payroll tax, payment on account, other tax-related withholding or information reporting (“Tax-Related

Items”) legally due by Director is and remains the Director’s responsibility and that the Company (i) makes no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Stock Units, including the vesting of Stock Units, subsequent payment of Stock and/or cash related to such Stock Units or the subsequent sale of any Stock acquired pursuant to such Stock Units and receipt of any dividend equivalent payments; and (ii) does not commit to structure the terms or any aspect of this grant of Stock Units to reduce or eliminate the Director’s liability for Tax-Related Items. Notwithstanding anything to the contrary contained herein, should the Company become obligated to withhold any amounts in connection with the Stock Units, the Director shall surrender a sufficient number of whole Shares as necessary to cover all applicable required withholding taxes and required social security contributions at the time the restrictions on the Stock Units lapse, unless alternative procedures for such payment are established prior to the applicable vesting date by the Company.

7. Plan Information. The Director acknowledges that the Director has received copies of the Plan and the Plan prospectus and supplement from the Company and may view shareholder information, including copies of any annual report, proxy statement and periodic report, at the investor relations section of the Company’s website at http://www.costco.com. The Director acknowledges that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Financial Planning Department.

8. Miscellaneous.

(a) The Company shall not be required to treat as the owner of Stock Units, and associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Director at the Director’s address then on file with the Company.

(d) The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Director with respect to the subject matter hereof, and may not be modified adversely to the Director’s interest except by means of a writing signed by the Company and the Director. This Agreement is governed by the laws of the state of Washington. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan.

(e) To the extent the Company determines that this Agreement is subject to Internal Revenue Code section 409A, but does not conform with the requirements thereof, the Company may at its sole discretion amend or replace the Agreement to cause the Agreement to comply with section 409A.

(f) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

CONSENT TO ELECTRONIC DELIVERY

Costco Wholesale Corporation (the “Company”) is offering electronic delivery of documents relating to its equity plans. Directors are not required to sign this consent to participate in the Company’s plans, and those who choose not to receive documents electronically will continue to receive communications from the Company in paper format.

1.	Director agrees that the Company may deliver all securities disclosure documents by fax, as an attachment to e-mail, or as a fax, e-mail or physical letter notifying of the location of the disclosure documents for director’s securities on an internet web site or an intranet web site to which director has access.

2.	Director has regular access to internet, e-mail, and a standard word-processing software program and is familiar with the costs of subscribing to internet service.

3.	Director agrees that the Company may post or attach disclosure documents in any widely available electronic format, such as in the hyper-text markup language (HTML), Adobe’s Portable Document Format (PDF), and Microsoft’s Word format (DOC).

4.	Director understands that he or she can download the Adobe Acrobat Reader Software for free from Adobe’s website at www.adobe.com, and that it may be necessary to install this software before reading some disclosure documents.

5.	Director understands that this consent may be revoked or modified at any time, and that consent to electronic delivery will continue to be effective for all purposes until director notifies the Company that director has revoked or modified the information in the consent by fax , e-mail, or regular mail notice to the Financial Planning Department, 999 Lake Drive, Issaquah, WA 98027.

6.	Director’s electing to consent must set forth current contact information in the space provided on the Award document signed by the director. If any of this contact information changes, director will notify the Company immediately at the contact information above.

7.	Director’s provision of contact information on the Award document and Director’s signature on the Award document together constitute Director’s consent to electronic delivery as described above.

RETAIN THIS AGREEMENT FOR YOUR RECORDS

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